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

                      McKESSON CORPORATION
                     FINANCIAL DATA SCHEDULE
                        December 31, 1994
             (in millions except per share amounts)


     This schedule contains summary financial information extracted from the McKesson Corporation Consolidated Financial Statements as of December 31, 1994 and March 31, 1994 and for the nine months ended December 31, 1994 and 1993 and is qualified in its entirety by reference to such financial statements.


REGULATION
NUMBER         STATEMENT CAPTION                             FY95      FY94
- -------------  -----------------                             ----      ----


5-02(1)        Cash and cash items                         $  144.2  $   89.0
5-02(2)        Marketable securities                          496.1         -
5-02(3)(a)(1)  Accounts receivable - trade                    891.2     775.2
5-02(4)        Allowance for doubtful accounts                (64.7)    (30.8)
5-02(6)        Inventory                                    1,219.4     993.5
5-02(9)        Total current assets                         2,759.7   1,873.5
5-02(13)       Property, plant and equipment                  749.9     788.1
5-02(14)       Accumulated depreciation                      (398.9)   (391.5)
5-02(18)       Total assets                                 3,505.1   2,835.0
5-02(21)       Total current liabilities                    1,786.6   1,428.2
5-02(22)       Bonds, mortgages and similar debt              459.4         -
5-02(28)       Preferred stock - mandatory redemption             -         -
5-02(29)       Preferred stock - no mandatory redemption          -     125.3
5-02(30)       Common stock                                      .4      89.2
5-02(31)       Other stockholders' equity                     989.2     464.1
5-02(32)       Total liabilities & stockholders' equity     3,505.1   2,835.0
5-03(b)(1)(a)  Net sales of tangible products               9,841.0   9,126.9
5-03(b)(1)     Total revenues                               9,841.0   9,126.9
5-03(b)(2)(a)  Cost of tangible goods sold                  9,060.4   8,345.8
5-03(b)(2)     Total costs & exp. appl. to sales & revenues 9,060.4   8,345.8
5-03(b)(3)     Other costs and expenses                           -         -
5-03(b)(5)     Provision for doubtful accounts & notes         44.2       6.2
5-03(b)(8)     Interest & amortization of debt discount        33.6      30.7
5-03(b)(10)    Income before taxes & other items             (144.7)    164.7
5-03(b)(11)    Income tax expense                             (81.5)    (64.5)
5-03(b)(14)    Income/loss from continuing operations        (232.8)     95.3
5-03(b)(15)    Discontinued operations                        597.7      21.4
5-03(b)(17)    Extraordinary items                                -      (4.2)
5-03(b)(18)    Cumulative effect-chngs. in acctg. prin.           -     (16.7)
5-03(b)(19)    Net income or loss                             364.9      95.8
5-03(b)(20)    Earnings per share - primary                    8.49      2.23
5-03(b)(20)    Earnings per share - fully diluted              8.05      2.11



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